UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Uroplasty, Inc.

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5420 Feltl Road
Minnetonka, Minnesota 55343

2013 ANNUAL MEETING AND PROXY STATEMENT
Dear Fellow Shareholder:

You are cordially invited to Uroplasty’s 2013 Annual Meeting of Shareholders. We will hold this meeting on Thursday, September 12, 2013, at 1:30 p.m. (Central Time) at our corporate office located at 5420 Feltl Road, Minnetonka, Minnesota, 55343.

Please read the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement for more details about the Annual Meeting and the matters to be acted upon at the meeting. Our Annual Report on Form 10-K for our fiscal year ended March 31, 2013 is also enclosed.

Whether or not you plan to attend the meeting, your vote is important. Please complete, sign, date and return the enclosed proxy card as soon as possible in the reply envelope provided.

On behalf of the management and directors of Uroplasty, I want to thank you for your continued support and confidence in Uroplasty.

Very truly yours,

Robert C. Kill
President and Chief Executive Officer
Minneapolis, Minnesota
August 2, 2013

PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY TO SAVE THE COMPANY THE EXPENSE OF ADDITIONAL SOLICITATION AND TO ENSURE THAT A QUORUM WILL BE REPRESENTED AT THE MEETING.

UROPLASTY, INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
to be held Thursday, September 12, 2013
To Shareholders of Uroplasty, Inc.:

The Annual Meeting of Shareholders of Uroplasty, Inc. will be held on Thursday, September 12, 2013, at 1:30 p.m. (Central Time) at Uroplasty’s corporate office located at 5420 Feltl Road, Minnetonka, Minnesota 55343 for the following purposes:

1.	to elect Thomas E. Jamison and James P. Stauner as Class III directors to serve a three-year term until their respective successors are elected and qualified;

2.	to approve, on a nonbinding advisory basis, compensation to our executive officers;

3.	to vote on a nonbinding proposal regarding the frequency of future executive compensation votes;

4.	to approve an amendment to our 2006 Stock and Incentive Plan to increase the number of shares available for issuance by 750,000 shares;

5.	to ratify the appointment of Grant Thornton LLP as independent registered public auditors for our fiscal year ending March 31, 2014; and

6.	to attend to other business properly presented at the meeting or any adjournment.

If you owned common stock at the close of business on July 26, 2013, you are entitled to vote at the meeting or any adjournments. Whether or not you plan to attend the meeting, you can be sure your shares are represented at the meeting by completing, signing, dating and promptly returning the enclosed proxy card in the reply envelope provided.

On behalf of Uroplasty’s Board of Directors,

Robert C. Kill
President and Chief Executive Officer
Minneapolis, Minnesota
August 2, 2013

WE CORDIALLY INVITE YOU TO ATTEND THE ANNUAL MEETING. IF YOU DO NOT PLAN TO ATTEND, PLEASE BE SURE YOU ARE REPRESENTED BY MARKING, SIGNING, DATING AND MAILING YOUR PROXY CARD IN THE REPLY ENVELOPE.

Important notice
regarding the availability of proxy materials for the shareholder meeting to be held on September 12, 2013.
Our proxy statement, the form of our proxy card, and annual
report on Form 10-K can be viewed online at
http://materials.proxyvote.com/917277.

5420 Feltl Road
Minnetonka, Minnesota 55343

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
SEPTEMBER 12, 2013

INTRODUCTION

We will hold the Annual Meeting of Shareholders of Uroplasty, Inc. on Thursday, September 12, 2013, at 1:30 p.m. (Central Time) at our principal executive office located at 5420 Feltl Road, Minnetonka, Minnesota 55343. If we do not obtain adequate representation to conduct the meeting, we may adjourn the annual meeting and reconvene it at a later date and place announced at the meeting.

We will bear the cost of soliciting proxies, including the preparation, assembly and mailing of this proxy statement and the accompanying annual report, as well as the cost of forwarding the material to beneficial owners of our common stock. Our directors, officers and regular employees may, without compensation other than their regular compensation, solicit proxies in person, in writing or by any form of telecommunication. We may reimburse brokerage firms and others for expenses in forwarding proxy materials to the beneficial owners of common stock.

At the annual meeting, we will consider five matters: (i) the re-election of Thomas E. Jamison and James P. Stauner to serve as Class III directors until our annual meeting in 2016, (ii) approval, on a nonbinding advisory basis, of compensation to our executive officers, (iii) a vote on a proposal regarding the frequency of future executive compensation votes, (iv) an amendment to increase the share reservation under our 2006 Stock and Incentive Plan by 750,000 shares, and (v) the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm. The Board of Directors recommends that you vote in favor of the election of both Directors, in favor of our executive compensation, for consideration of executive compensation on an annual basis, for the amendment to the 2006 Plan, and in favor of the ratification of Grant Thornton LLP as our independent registered public accounting firm for the ratification of the auditors. We do not know of any other matters that will be brought before the meeting. If you return a signed proxy form and any other matter properly comes before the meeting, the persons named in the proxy form will have authority to vote the proxy on such matter in accordance with their judgment

We enclose a proxy card for your use in voting the shares you held on the July 26, 2013 record date for the meeting. If you do not intend to attend the annual meeting, please complete and return the proxy card in the reply envelope provided. Any proxy received in time for the Annual Meeting will be voted in accordance with the instructions given in the proxy card. If you sign a proxy card but do not direct us how to vote, the proxy will be voted as recommended by our Board of Directors. You may revoke your proxy at any time before it is voted at our Annual Meeting either by providing written notice of revocation to our Secretary, by filing a properly executed proxy bearing a later date with our Secretary or by appearing at the Annual Meeting and filing a written notice of revocation with our Secretary prior to use of the proxy. No revocation of a proxy will be effective unless written notice of the revocation is received by us at or prior to the Annual Meeting.

We are first mailing this Proxy Statement and proxy card, together with our Annual Report on Form 10-K for the fiscal year ended March 31, 2013, to Uroplasty shareholders on or about August 2, 2013.

VOTING OF SHARES

Only holders of record of our common stock at the close of business on July 26, 2013 are entitled to vote at our Annual Meeting. As of July 26, 2013, we had 20,934,245 shares of common stock outstanding. Holders of our common stock are entitled to one vote per share.

The presence in person or by proxy at the meeting of holders of a majority, or 10,467,123 shares, of our outstanding shares of common stock is required for a quorum for the transaction of business. Provided that a quorum is present at the meeting, directors will be elected by plurality vote, which means that the directors who receive the most votes will be elected or reelected, regardless of whether holders of shares present vote in favor of the director. The proposals with respect to executive compensation and the frequency of votes on executive compensation are non-binding, but our Board of Directors will consider the vote in setting executive compensation and determining the frequency at which executive compensation is considered. The proposal with respect to amendment to our 2006 Plan requires the affirmative vote of a majority of the shares present and entitled to vote (excluding broker non-votes) at the meeting, and the proposal with respect to ratification of auditors requires the affirmative vote of a majority of the shares present.

If your shares are registered directly in your name, you are considered the holder of record. If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the holder of record, you are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” If you hold your shares in “street name,” you must provide the holder of record with instructions on how to vote your shares with regard to the items described in this proxy statement. If you do not provide the holder of record with instructions on how to vote your shares, under certain circumstances, your brokerage firm may vote your shares for “routine” matters, such as the ratification of auditors.

If you abstain from voting on any matter, the abstention will be counted for purposes of determining whether a quorum is present at the Annual Meeting for the transaction of business as well as shares entitled to vote on that particular matter. If you hold your shares in “street name” and you do not provide voting instructions to your broker or other nominee as the record holder on matters that are not “routine,” your shares will be considered to be “broker non-votes” and will not be voted on any proposal on which your broker or other nominee does not have discretionary voting power, including the election of directors. Broker non-votes are counted as present for purposes of establishing a quorum for the meeting, but are not considered entitled to vote on the proposal in question because the broker has no discretionary voting power.

PROPOSAL 1 ─ ELECTION OF DIRECTORS

Nominations

Our Board of Directors is divided into three classes, with each class containing, as nearly as possible, one-third of the total. The members of each class are elected to serve for a term of three years. The term of office of each class is staggered so that in any one year the term of only one class expires. At each annual meeting of shareholders, a class of directors will be elected for a three-year term.

Our Board currently consists of six directors. The term of our Class III directors will expire at our 2013 Annual Meeting requiring the election of two Class III directors at the meeting for a three-year term. Our Nominating and Corporate Governance Committee has recommended and our Board has nominated the individual nominees named below to serve as a Class III director, until the nominee’s successor has been elected and duly qualified. The two nominees are current members of the Board.

If the Board should learn that a nominee will be unable to serve by reason of death, incapacity or other unexpected occurrence prior to the Annual Meeting, the proxies which otherwise would have been voted for the nominee will be voted for a substitute nominee selected by the Nominating and Corporate Governance Committee and elected by the Board. The Board has no reason to believe that a nominee will be unable to serve.

Nominees for Election at the 2013 Annual Meeting

Our Nominating and Corporate Governance Committee has nominated two individuals for election at the Annual Meeting to serve as Class III Directors until the date of our annual meeting in 2016, or until their successors are elected and qualify as directors:

Thomas E. Jamison, age 53, has been a director of Uroplasty since August 2000. Mr. Jamison is a member of Fruth, Jamison & Elsass, PLLC, a business litigation firm in Minneapolis, Minnesota. From 1996 to 1999, Mr. Jamison served as an investment banker in the Corporate Finance Department of R.J. Steichen & Company. From 1991 to 1996, Mr. Jamison practiced law at Fruth & Anthony, P.A. in Minneapolis. As an investment banker for a regional broker dealer, Mr. Jamison worked with emerging companies to raise capital, analyzed their markets, their management and their business strategies and monitored their growth and business success. In addition to skills in these areas, Mr. Jamison’s legal practice in business disputes, securities litigation, business valuation, and contract disputes allows him to assist us in business negotiations and to identify and evaluate the potential litigation risks we face.

James P. Stauner, age 58, has been a director of Uroplasty since August 2006 and was appointed Chairman of the Board in November 2011. Mr. Stauner has over 30 years of experience in the healthcare industry. Since July 2005, he has been an Operating Partner with Roundtable Healthcare Partners, a private equity firm focused on the healthcare industry. Prior to joining Roundtable Healthcare Partners, Mr. Stauner held Senior Executive level positions at Cardinal Health, Inc., Allegiance Healthcare and Baxter. Mr. Stauner has extensive knowledge of the healthcare industry and of the characteristics sought by a private equity firm for investment in the healthcare industry, and experience in operating and managing a medical products business and in finance.

The Board of Directors unanimously recommends a vote “FOR” the election of the two director nominees. Proxies solicited by the Board of Directors will, unless otherwise directed, be voted for both directors.

Directors Continuing in Office

The terms of the following directors will continue beyond the 2013 Annual Meeting.

Class I
(Term Ends 2013)

Lee A. Jones, age 56, has been a director of Uroplasty since August 2006. Currently the President and CEO of Rebiotix, Inc., Ms. Jones has more than 25 years of healthcare and medical device industry experience. From June 2010 until June 2011, she was a CEO-in-Residence at the University of Minnesota Venture Center. From February 2009 until June 2010, Ms. Jones was the Chief Administrative Officer of the Schulze Diabetes Institute of the University of Minnesota. From 1997 to 2005, she served as President and Chief Executive Officer of Inlet Medical, Inc. (a Cooper Surgical company since November 2005), specializing in minimally interventional laparoscopic products. Prior to joining Inlet, she had a 14-year career at Medtronic, Inc. where she held various technical and operating positions, most recently serving as Director, General Manager of Medtronic Urology/Interstim division. Ms. Jones has specialized knowledge of our industry, in operating a company in the urology device business and as an executive officer of a medical products company.

Class II
(Terms End 2014)

            Robert C. Kill, age 49, has been a director of Uroplasty since December 2010, has been our interim Chief Executive Officer since April 2013, and was appointed our President and Chief Executive Officer in July 2013. From 2012 until July 2013, Mr. Kill was an operating partner with Altamont Capital Partners, a private equity firm. He served as President from 2007 to 2012, and as CEO and a Board member from 2009 to 2012, of Virtual Radiologic Corporation, a national radiology organization that uses technology to enhance radiologic practice. Prior to joining Virtual Radiologic, Mr. Kill was President of Physicians Systems for Misys Healthcare Systems, a provider of clinical and practice management software applications to physician practices, group practices, health systems and managed services organizations. Before joining Misys Healthcare Systems in 2002, Mr. Kill was Executive Vice President of Entertainment Publications, Inc., where he was employed from 1996 through 2001, and Vice President of Operations for Baxter Healthcare, where he was employed from 1986 through 1996. Mr. Kill brings to our board substantial experience and insight in executive management of rapidly growing public companies, particularly companies focused on healthcare.

R. Patrick Maxwell, age 69, a lawyer, has served as a director of our company since April 1994 and served as Chairman of our Board from June 2006 through November 2011. Mr. Maxwell has over 30 years of experience as a turnaround management specialist, an entrepreneur and executive in both the business and non-profit sectors. He has served as Chief Financial Officer of Tele Resources, Inc. since October 1996. He previously served as Chief Executive Officer of Entronix Inc., Northern Supply, Inc., and Telnet Systems, Inc. He also previously served as Chief Financial Officer of Magnum Tire Corporation, Midwest Legal Services, Inc. and Templeton and Associates, Inc. Mr. Maxwell serves on the board of directors of Tele Resource, Inc., and Telnet Services, Ltd., a New Zealand company. Mr. Maxwell brings to our board not only extensive financial and executive management expertise, but experience with financial restructuring and, importantly, the legal requirements applicable to various businesses.

Sven A. Wehrwein, age 62, has been a director of Uroplasty since August 2006. He has over 35 years of experience in accounting, corporate finance and investment banking. Mr. Wehrwein also serves on the board of directors of Proto Labs, Inc., a manufacturer of Internet-enabled custom molded parts, and SPS Commerce, Inc., a supply-chain management software company, both of which are reporting companies. Mr. Wehrwein also served on the board of Compellent Technologies, Inc. from 2007 until its acquisition by Dell Inc. in 2011, on the board of Vital Images, Inc. from 1997 until its acquisition by Toshiba Medical Systems Corp. in 2011, on the board of Synovis Life Technologies, Inc. from 2004 until its acquisition by Baxter International Inc. in 2012, and on the board of Image Sensing Systems, Inc. from 2006 until 2012. Mr. Wehrwein brings to our board extensive experience as a public company director, management experience in financial accounting as a former chief financial officer of several public companies as well as auditing experience as a CPA in the audit department of Coopers & Lybrand early in his career, considerable experience in investment banking with several Wall Street firms, and management and board experience with multiple companies in the medical-products industry.

Corporate Governance

Board Meetings and Attendance

Our business and affairs are managed by our Board, which met thirteen times during the fiscal year ended March 31, 2013. Each director attended at least 75% of the meetings of the Board and any committee on which the director is a member. We encourage all Board members to attend our Annual Meetings, and each attended our Annual Meeting held in 2012.

Director Independence/ Independent Chairman

Our Board reviews the independence of each director. During this review, our Board considers transactions and relationships between each director (and his or her immediate family and affiliates) and Uroplasty and its subsidiaries, as well as transactions with our management, to determine whether any such transactions or relationships are inconsistent with a determination that the director was independent. We circulated questionnaires among our Board members and conducted an annual review of director independence in July 2013. Based upon this review, our Board determined that no transactions or relationships existed that would disqualify any of our directors under applicable rules and listing standards of the Nasdaq Capital Markets (“NASDAQ”), or that require disclosure under Securities and Exchange Commission (“SEC”) rules, with the exception of our relationship with Mr. Kill, who is an executive officer. Based upon that finding, our Board determined that Messrs. Jamison, Maxwell, Stauner, and Wehrwein, and Ms. Jones are “independent.” Our Chairman, currently James P. Stauner, is not an employee or officer but is instead an independent director who receives no compensation from Uroplasty except compensation for his services as a director.

Risk Management

Because of the scope of our operations, we have not established a separate risk management committee. Our Board as a whole monitors and considers policies to manage risk as part of its regular activities. Committees of the Board focus on, and manage, specific forms of risk and report their activities to the Board. Our Audit Committee is primarily responsible for the identification and review of financial risk. Our Compensation Committee works to minimize risks associated with the executive compensation plans and stock benefit plans that it establishes. Our Nominating and Corporate Governance Committee considers risks presented by changing law and regulation and recommends changes in governance and operations to comply.

Committees and Nominations

Our Board has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Our Board believes all members of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee meet the NASDAQ’s rules governing committee composition, including the requirement that committee members all be “independent” directors as that term is defined by Nasdaq rules. The written charters for the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are available on the investor relations page of our website at www.uroplasty.com.

Audit Committee. The current members of our Audit Committee are Messrs. Wehrwein (Chair), Maxwell, and Stauner. The Audit Committee assists the Board by reviewing the integrity of our financial reporting processes and controls, the qualifications, independence and performance of our independent registered public accounting firm and our compliance with certain legal and regulatory requirements. Our Audit Committee has the sole authority to retain, compensate, oversee and terminate our independent registered public accounting firm. The Audit Committee reviews our annual audited financial statements, quarterly financial statements and filings with the SEC. The Audit Committee reviews reports on various matters, including our critical accounting policies, significant changes in our selection or application of accounting principles and our internal control processes. The Audit Committee also pre-approves all audit and non-audit services performed by our independent registered public accounting firm.

Our Audit Committee administers our Code of Ethics and reviews all related party transactions. The Audit Committee generally requires any transaction between Uroplasty and a director or officer, the immediate family of a director or officer, or any entity that a director or officer controls to be reported to our Chief Financial Officer. The Chief Financial Officer, in turn, is obligated to report the transaction to the Committee. Although it has not adopted written standards of approval, the Audit Committee generally considers these transactions consistent with its fiduciary obligations and approves transactions only if they are fair and reasonable, in the best interests of the corporation, and on terms no less favorable than could be obtained from an unaffiliated third party.

During fiscal 2013, the Audit Committee held six meetings. A report of the Audit Committee is set forth below in this Proxy Statement.

Our Board has determined that all members of the Audit Committee are “independent” directors under the rules of the NASDAQ and the SEC, and has determined that Mr. Wehrwein qualifies as an “audit committee financial expert” under such rules.

Compensation Committee. The current members of our Compensation Committee are Ms. Jones (Chair), Mr. Jamison and Mr. Wehrwein, each of whom is “independent” with the definition employed by the NASDAQ, is an “outside director” for purposes of Section 162(m) of the Internal Revenue Code and is a “non-employee director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934. The Compensation Committee reviews and recommends to our full Board all compensation arrangements with our executive officers and other management employees, administers and interprets our stock-based benefit plans, and provides guidance to management and to the Board in matters relating to the organizational structure of Uroplasty. The Board has adopted a policy of requiring the Compensation Committee to report its recommendations to, and receive ratification of its decisions by, the full Board. Generally, our Chief Executive Officer formulates proposals for the compensation of our executive officers and management other than himself, and presents those proposals to the Compensation Committee. He does not, however, formulate proposals with respect to his own compensation or participate in discussions or approval of that compensation. During fiscal 2013, the Compensation Committee met three times.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee monitors our corporate governance function and identifies individuals qualified to become Board members, recommending to the Board nominees to fill vacancies in membership of the Board as they occur, as well as a slate of nominees for election as directors at the Annual Meeting. The Nominating and Corporate Governance Committee currently consists of Mr. Maxwell (Chair), Mr. Jamison and Ms. Jones.

All director-nominees for election at our 2013 Annual Meeting have been recommended to the Board by the Nominating and Corporate Governance Committee. Generally, the Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials and does not have any specific minimum qualifications that must be met in order for a candidate to be recommended as a nominee. The Nominating and Corporate Governance Committee also considers the diversity of Board members, including diversity of experience, gender and ethnicity, when considering candidates, but has not adopted any formal diversity policies in considering the nomination of candidates for director.

Historically, our Nominating and Corporate Governance Committee has been able to locate suitable candidates for nomination as Board members through the recommendations of members of our Board and our professional advisors, rather than through the use of a search firm. The Committee considers the recommendations, reviews the resume of each candidate, completes a background check for each candidate, reviews and discusses the qualifications of each candidate and interviews candidates. The Nominating and Corporate Governance Committee may in the future, but has no current plans to, hire and pay a fee to consultants or search firms to assist in the process of identifying and evaluating candidates. No such consultants or search firms have been used in connection with this year’s election and, accordingly, no fees have been paid to consultants or search firms in the past year.

The Nominating and Corporate Governance Committee will consider for inclusion in its nominations of new Board nominees, candidates who are recommended by shareholders. Candidates recommended by shareholders will be considered on the same basis as candidates referred from other sources. To be considered by the Nominating and Corporate Governance Committee, nominations must be in writing and addressed to our Secretary at the following address: 5420 Feltl Road, Minnetonka, Minnesota 55343, and must be received by us on or before the deadline for the receipt of shareholder proposals as set forth in “Shareholder Proposals for 2014 Annual Meeting” below. Candidates, or the nominating person, must also submit a brief biographical sketch of the candidate, a document indicating the candidate’s willingness to serve if elected and evidence of the nominating person’s ownership of our stock. No nominees were recommended by shareholders for election at the 2013 Annual Meeting.

Code of Ethics

We have adopted a Code of Ethics that applies to all of our directors, officers and employees, including our Chief Executive Officer, Chief Financial Officer, Controller and other finance organization employees. The Code of Ethics is publicly available on the investor relations page of our website at www.uroplasty.com. We plan to disclose any substantive amendments to the Code of Ethics or grant of any waiver from a provision of it to the Chief Executive Officer, the Chief Financial Officer or the Controller in a report on Form 8-K.

Shareholder Communications with the Board of Directors

We do not have a formal policy by which shareholders may communicate directly with directors, but any shareholder who wishes to send communications to the Board should deliver such communications to the attention of the chairman of our Audit Committee at our principal executive offices located at 5420 Feltl Road, Minnetonka, Minnesota 55343. The Audit Committee chairman will relay to the full Board all shareholder communications he receives that are addressed to the Board.

EXECUTIVE COMPENSATION

Executive Officers

Our executive officers as of the date of this Proxy Statement are as follows:

Name	Age	Position
Robert C. Kill	49	President, Chief Executive Officer and acting Chief Financial Officer
Darin Hammers	48	Vice President, Global Sales
Larry Heinemann	61	Vice President, Corporate Development
Marc Herregraven	48	Vice President, Manufacturing
Susan Hartjes Holman	59	Chief Operating Officer
Nancy A. Kolb	63	Vice President, Global Marketing
Arie J. Koole	49	Corporate Controller, Managing Director of Dutch Operations

Biographical information for Mr. Kill is set forth in “Proposal 1 — Election of Directors” in this Proxy Statement. Biographical information for our other executive officers is set forth below.

Darin Hammers has served as our Vice President of Global Sales since February 2013. Prior to joining Uroplasty, Mr. Hammers was Vice President of Sales – Bard Medical Division at CR Bard from 2009 to 2013. He held roles of increasing responsibility in sales and sales management with Boston Scientific Corporation, Inc. from 1996 to 2009.

Larry Heinemann has served as our Vice President of Corporate Development since February 2013 and was Vice President or Sales from June 2007 until February 2013. He joined us in September 1998 as Director of Sales for North and South America and since then has served in a range of senior executive positions, primarily as a Vice President in the area of sales, marketing and business development. He is a member of the Society of Urological Nursing Association (SUNA), and served on the board as an industry liaison for the Upper Midwest Chapter. He is also a board trustee of SUNA foundation.

Susan Hartjes Holman has served as our Chief Operating Officer since November 2002 and as Secretary since September 1996. She served as our Vice President of Operations and Regulatory Affairs from November 1994 to October 2002. Ms. Holman is a Senior Member and a Certified Quality Auditor of the American Society for Quality, has served several years on its Executive Board and subcommittees, and is a member of the Regulatory Affairs Professionals Society and its Ethics Task Force, and the Henrici Society for Microbiologists.

Marc Herregraven has served as our Vice President of Manufacturing since November 2002. He joined Bioplasty, Inc. in April 1992 as Plant Manager, and became Director of Manufacturing in 1994 and Director of Operations in 1999. Previously, he served with Advanced Bio-Surfaces, Inc., a Minnesota-based medical device developer, as Director of Manufacturing, and with Bio-Vascular, Inc., a Minnesota-based medical device manufacturer, in an engineering function.

Nancy A. Kolb has served as our Vice President of Global Marketing since May 2007. From 2005 until joining Uroplasty, Ms. Kolb was Vice President of Marketing at Inlet Medical, Inc., a manufacturer of minimally interventional laparoscopic products.

Arie J. Koole joined us in 1993 and has served as our Corporate Controller and Managing Director of our operations in The Netherlands since January 2000. From 1987 to 1993, Mr. Koole was a financial auditor with the international accounting firm Deloitte & Touche in The Netherlands.

Compensation Discussion and Analysis

Compensation Philosophy. The compensation we provide to executives is designed both to attract and retain high quality executives to advance our business, and to provide both short-term and long-term incentives to those executives to enhance our performance. Our compensation policy is designed in part to attract and maintain managers capable of accommodating rapid growth. Although we set the level of compensation for our executives by reference to competitive compensation in a peer group of smaller, public medical-products companies, we also adjust our executive compensation plan to take into account the size of our operations relative to other companies in that peer group. In years during which we have met our growth objectives, the incentive compensation we pay causes our overall executive pay to approximate the pay of executives in that peer group. In years in which we have not performed to those objectives, this has resulted in overall pay to executives at approximately the top of the lowest quartile of our peer group.

Overview. Our Compensation Committee increased base salaries in fiscal 2011 after operational improvements in fiscal 2010, and set both individual performance goals and financial performance goals consistent with this improved performance. We largely achieved this budgeted performance and these goals in fiscal 2011, resulting in compensation that approximated the mean of peer group compensation for executives, but was above those members of our peer group of similar size. For the year ended March 31, 2012, we provided small increases in base salaries and again created an incentive compensation plan based on individual performance objectives and our financial budget. We achieved our minimum revenue threshold but not our target revenue goal under the executive compensation plan for fiscal 2012, and did not achieve the minimum operating profit goal, resulting in overall compensation to our executives that was lower in fiscal 2012 than it was in fiscal 2011, and was below the median compensation paid to executives in our peer group.

In fiscal 2013, in part because we did not meet our revenue and profitability objectives for fiscal 2012, we increased executive officer salaries only for anticipated cost of living increases, and again created a compensation plan that paid cash incentive based upon both financial performance in terms of revenue and operating profit, and on individual performance goals. We did not meet our threshold revenue goals for fiscal 2013, although we slightly exceeded our operating profit goals. Because our cash incentive is more heavily weighted to revenue goals, we believe we continued to pay less than companies in our peer group for the year.

Because of our fiscal 2013 performance, the appointment of a new Chief Executive Officer for fiscal 2014 and the many changes we will be required to implement, we did not provide for increases in the salaries for most continuing officers for fiscal 2014 or provide new equity incentives to executive officers. We created an incentive plan with financial objectives that are based on U.S. Urgent® PC sales objectives and individual contribution to those objectives.

Role of the Compensation Committee. Our Compensation Committee, a committee composed of independent directors, formulates our executive compensation plan and recommends that plan to the full board for approval. The Committee normally meets to first discuss the executive compensation plan for the coming fiscal year in the fourth fiscal quarter of each fiscal year, retains the assistance of a compensation consultant to the extent it believes advisable, and then formally establishes the executive compensation plan and recommends its adoption by the Board prior to the first regular meeting of the Board during the fiscal year to which the plan applies. The Committee receives input on the proposed plan from the Chief Executive Officer with respect to the proposed operating plan for the following fiscal year, as well as the Chief Executive Officer’s recommendations regarding individual performance goals for his executive team. The Chief Executive Officer participates in committee discussions regarding the compensation of executives, except his own compensation. All compensation decisions are reviewed and approved by the full Board, normally at the first regularly scheduled Board meeting during the year to which the plan applies, except that the Chief Executive Officer does not participate in the approval of his own compensation.

Compensation Consultant. It has been the practice of our Compensation Committee to recalibrate the executive compensation plan to market by obtaining a review of the plan from an independent compensation advisor approximately every other year. Our Compensation Committee engaged an independent compensation consultant, Financial Concepts, Inc., to assist in reformulating the executive compensation plan for both fiscal 2011 and fiscal 2013 based on the competitiveness of the compensation we provide. Financial Concepts, Inc. does not provide us, or any of our officers or directors, any services other than the compensation advisory services for which they were engaged by the Compensation Committee, and we believe, therefore, that they are independent advisors.

Among other things, for fiscal 2013 Financial Concepts presented benchmark data for our executive compensation plans, comparing the compensation of our executives to a peer group that had been updated since fiscal 2011 to account for acquisitions and new market entrants. The peer group for fiscal 2013 included fifteen companies:

Angeion Corporation	EnteroMedics, Inc.	Rockwell Medical.
Atricure, Inc..	Hanson Medical, Inc.	Surmodics Inc.
Cardiovascular Systems, Inc.c	LeMaitre Vascular	Urologix, Inc.
Cutura Inc.	MEDTOX Scientific, Inc.	Vascular Solutions, Inc.
Cynosure In	Rochester Medical Corporation	Vision Sciences Inc

These companies were chosen because they represent smaller public companies in the medical products industry, because they draw employees from the same labor pool, and because they have similar growth characteristics. Nevertheless, Uroplasty ranked 13th of 16 when included within this group in terms of both revenue and market capitalization and the Compensation Committee took this size differential into account when establishing the fiscal 2013 executive compensation plan.

Reviewing our fiscal 2013 plan, as well as an updated peer group, the compensation consultant again found that our salaries and incentive compensation were below the median peer group compensation but above the first quartile of the peer group, that our incentive compensation plan was appropriately structured and that we should continue to use the equity based incentive plan that we had implemented.

Plan Structure. We compensate our executive officers through an annual cash salary that is set by our Compensation Committee during the first quarter of our fiscal year, and normally effective as of June 1. We also provide incentive compensation through a management incentive plan that is annually established by our Compensation Committee and that pays cash incentive compensation for each executive based upon the achievement of pre-established financial goals and individual performance goals. To provide a longer term incentive, we grant stock options and restricted stock.

Base Salaries. During the review of salaries for our fiscal 2013 plan, our Compensation Committee found that the fiscal 2013 salaries were set at roughly the correct levels relative to the peer group. Accordingly, and consistent with the consultant’s advice as to the anticipated increase in base salaries in the industry, our Board approved salary increases for executive officers for 2013, including for each of Mr. Kaysen, Mr. Jiwani, Ms. Holman, Mr. Heinemann, and Ms. Kolb, of 2.8% to 3%.

For fiscal 2014, in part because of fiscal 2013 performance and in part because of the change in executive officers described below, we made changes in base salaries for only two of our continuing officers.

Incentive Compensation. Our management incentive plan for the year ended March 31, 2013, like the plan for 2012, paid cash incentive compensation based upon achievement of both financial goals, and on achievement of individual performance goals, with approximately 80% of the targeted payment based upon financial goals. The aggregate cash compensation that could be achieved was calibrated to a percentage of the executive’s salary at minimum performance, targeted performance and maximum performance. At targeted performance, Mr. Kaysen would have earned 60% of his salary, Mr. Jiwani would have earned 50%, and each of Ms. Holman, Mr. Heinemann, and Ms. Kolb would have earned 30% of their salaries.

The financial goals in our management incentive plan included both a revenue goal and an operating loss goal. The revenue goal was based on revenue projections contained in our budget for consolidated results for all officers except Mr. Heinemann, for whom the revenue goal was based on budgeted U.S. revenue. The operating loss goal was based upon budgeted consolidated operating loss, excluding the impact of non-cash charges for share-compensation expense, depreciation and amortization. Because of the nature of our business, approximately three quarters (75%) of the financial goal incentive was based on achievement of revenue.

Achievement of each financial goal caused payment of incentive compensation at a threshold of 95% of budgeted performance, at a target equal to budgeted performance and at a maximum of 110% of budgeted performance for the year. Mr. Kaysen was entitled to incentive compensation of 30% of his salary at the threshold, 60% at the target and 80% at the maximum, Mr. Jiwani was entitled to incentive compensation of 25% of his salary at the threshold, 50% at the target and 60% at the maximum, and Ms. Holman, Mr. Heinemann and Ms. Kolb were entitled to incentive compensation of 20% of their salaries at the threshold, 30% at the target and 50% at the maximum.

We did not achieve the minimum 95% of budgeted revenue goal for fiscal 2013 and, accordingly, no management incentive was paid based on the revenue goals. Because of expense savings measures, we met the operating loss goal at the maximum 110% level and, accordingly, accrued management incentive payments based on this goal of $54,325 for Mr. Kaysen, $25,972 for Mr. Jiwani, $21,402 for Ms. Holman, $19,508 for Mr. Heinemann and $19,508 for Ms. Kolb.

Each of Mr. Kaysen, Mr. Jiwani, Mr. Heinemann, Ms. Kolb and Ms. Holman achieved most of their individual performance goals. Accordingly, we accrued incentive compensation based upon these individual goals of $36,637 for Mr. Kaysen, $20,089 for Mr. Jiwani, $17,395 for Ms. Holman, $11,147 for Mr. Heinemann, and $8,920 for Ms. Kolb.

For fiscal 2014, we have developed a new management incentive plan that bases the incentive compensation of executive officers on achievement of individual performance objectives. The bonus plan is funded based upon financial performance. The financial objectives for the 2014 management incentive plan are based upon achieving growth in revenue from sale of our Urgent® PC product in the United States. The plan pays no incentive compensation if we do not grow US Urgent® PC sales by at least 19% and pays twice targeted incentive if we grow sales by 47%. Individual officers have been assigned between two and four individual performance objectives. If we achieve a given revenue growth objective, an individual officer will be paid incentive compensation based upon the percentage by which the officer has achieved individual performance objectives, multiplied by the percentage achievement of the revenue growth objectives, and multiplied by the targeted percentage of salary assigned to the officer.

We believe this new plan better encourages focus of our personnel on sales growth of our principal product, and better conditions their incentive pay on both corporate level performance and individual performance.

Equity Based Compensation. We have granted stock options and restricted stock annually, normally at the first regularly scheduled board meeting during the first fiscal quarter, to our executive officers as a longer–term incentive. The stock options we have granted carry exercise prices equal to the fair market value of our common stock on the date of grant. Most of these options vest with respect to one-third of the shares on the first, second and third anniversaries of the grant date and expire seven years from the grant date.

Because of volatility in our share price and the increased expense we must recognize when granting options relative to the benefit we believe those options provide to employees, for fiscal 2013, and based on the recommendation of the compensation consultant, we granted solely restricted stock to employees under our incentive compensation plans. We may grant options in future years, depending upon the compensation expense of those options relative to the market value of our shares.

In part because of management changes and a desire to reset incentives, we did not grant equity incentives to continuing officers at the beginning of fiscal 2014.

Perquisites. We do not maintain any defined benefit pension plans or non-qualified deferred compensation plans for executive officers and do not provide significant perquisites to our officers. We do provide to all of our employees’ health, disability and life insurance benefits, as well as the ability to participate in a defined contribution (401K) plan.

New Management. Mr. Kaysen resigned as our CEO effective April 5, 2013, and on July 22, 2013, we appointed Robert C. Kill as our President and Chief Executive Officer. Under an employment agreement that we executed with Mr. Kill on July 22, 2013, we agreed to pay Mr. Kill an annual salary of $400,000, and to provide Mr. Kill an opportunity to earn up to 75% of his salary annually based upon achieving our management incentive plan at targeted performance. For fiscal 2014, Mr. Kill’s incentive compensation will be based on the 2014 management incentive plan described above and will be prorated for the number of days served, but we will pay him a minimum bonus of $150,000. As required by his employment agreement, we also granted Mr. Kill 300,000 shares of common stock, and an option to purchase an additional 700,000 shares of common stock that vests over the next three years.

Compensation Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis found on pages 9 to 12 of this proxy statement. We recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission.

COMPENSATION COMMITTEE
Lee A Jones, Chair
Thomas E. Jamison
Sven Wehrwein

Summary Compensation Table.

The following table contains information regarding all compensation earned during the fiscal years ended March 31, 2013, 2012, and 2011 by our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers serving at the end of fiscal 2013.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
David B. Kaysen	2013	339,553	--	190,014	--	90,962	21,481	642,010
President and Chief	2012	329,333	--	100,149	100,091	84,869	16,391	630,833
Executive Officer	2011	315,600	--	100,282	100,016	142,969	13,715	672,582

Mahedi A. Jiwani	2013	216,433	--	60,005	--	46,061	7,382	329,881
Vice President, Chief	2012	209,917	--	35,112	35,047	38,140	7,562	325,778
Financial Officer and Treasurer	2011	203,333	--	35,074	35,001	96,629	1,412	371,449

Susan Hartjes Holman	2013	214,017	--	48,077	--	38,797	7,487	308,378
Chief Operating	2012	208,050	--	25,137	25,099	37,590	5,313	301,189
Officer	2011	202,133	--	25,194	25,028	61,920	1,404	315,679

Larry Heinemann	2013	195,083	--	45,049	--	30,655	5,028	275,815
Vice President	2012	189,417	--	25,137	25,099	28,682	5,319	273,654
Sales	2011	183,383	--	25,194	25,028	56,841	1,274	291,720

Nancy Kolb	2013	195,083	10,000	45,049	--	28,428	6,131	284,701
Vice President,	2012	189,417	--	25,137	25,099	29,108	5,195	273,956
Marketing	2011	181,333	--	25,194	25,028	58,786	1,274	291,615

(1)	Represents discretionary bonuses granted with respect to fiscal 2013 performance after year end.
(2)	Represents the grant date value of restricted stock.
(3)
Represents the full grant date fair value of the options as computed by Black-Scholes in the year of grant. Details of the assumptions used in valuing these awards are set forth in Note 3, Shareholders’ Equity, to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2013. The amounts reflected does not necessarily represent the annual amount we recognize as compensation expense for accounting purposes because of such grants.

(4)	Represents cash bonuses earned under our management incentive plan.
(5)
Represents employer discretionary 401(k) contributions and, for Mr. Kaysen, reimbursement for premium for personal life and disability insurance. All other perquisites and benefits for each named executive officer were less than $10,000 in the fiscal year reported.

Grants of Plan-Based Awards and Non-Equity Incentive Plan Awards

The following table provides detailed information regarding grants of individual incentives provided to our executives during fiscal 2013. The Non-Equity Incentive Plan Awards shown in the table do not represent compensation in fiscal 2013, but instead represent our cash incentive or “bonus” plan for executives for 2013 performance. We make decisions regarding incentive compensation in connection with our budgeting approval process in the first quarter of each year.

All of our equity awards, consisting only of restricted stock and stock options, are made under the 2006 Amended Stock and Incentive Plan and vest based on continuation of employment, or upon a change in control.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Other Stock Awards: Number of Shares of	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Stock or Units[2] (#)	Awards[3] ($)
Mr. Kaysen	6/7/12	20,472	203,720	271,627	51,775	$190,014
Mr. Jiwani	6/7/12	10,555	108,217	129,860	16,350	60,005
Ms. Holman	6/7/12	8,364	64,205	107,008	13,100	48,077
Mr. Heinemann	6/7/12	7,840	58,525	97,542	12,275	45,049
Ms. Kolb	6/7/12	7,840	58,525	97,542	12,275	45,049

1.
Represents our cash incentive plan for fiscal 2013 created as of such date, which provides for payout based upon achievement of multiple objectives. The threshold represents achievement of a single objective at the minimum level. The target represents achievement of all objectives at the target level and the maximum represents the achievement of all objectives at the maximum level.

2.	Represents restricted stock awards that vest with respect to one-fourth of the shares on each of the four anniversaries of the grant date.

3.	Represents the full value that will be recognized as expense over the vesting periods of restricted stock granted in fiscal 2013.

Outstanding Equity Awards at 2013 Fiscal Year End.

The following table provides information about equity-based awards outstanding to the named executive officers at March 31, 2013.

	Option Awards					Restricted Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price	Option Expiration Date	Number of shares that have not vested		Market value of shares that have not vested(4)
Mr. Kaysen	300,000	--		$2.50	5/16/2016
	50,000	--		3.15	6/23/2013
	100,000	--		0.85	6/4/2014
	17,384	8,691	(1)	4.94	6/7/2017
	5,450	10,900	(2)	7.98	6/6/2018
						10,150	(1)	$25,274
						9,412	(2)	23,436
						51,775	(3)	128,920
Mr. Jiwani	100,000	--		3.00	11/13/2015
	17,500	--		2.65	2/1/2014
	20,000	--		3.15	6/23/2013
	30,000	--		0.85	6/4/2014
	6,084	3,141	(1)	4.94	6/7/2017
	1,909	3,866	(2)	7.98	6/6/2018
						3,550	(1)	8,840
						3,300	(2)	8,217
						16,350	(3)	40,712
Ms. Holman	100,000	--		5.19	1/1/2015
	12,500	--		2.65	2/1/2014
	10,000	--		3.15	6/23/2013
	40,000	--		0.85	6/4/2014
	4,350	2,175	(1)	4.94	6/7/2017
	1,367	2,733	(2)	7.98	6/6/2018
						2,550	(1)	6,350
						2,362	(2)	5,881
						13,100	(3)	32,619
Mr. Heinemann	10,000	--		2.65	2/01/2014
	20,000	--		3.15	6/23/2013
	30,000	--		0.85	6/4/2014
	4,350	2,175	(1)	4.94	6/7/2017
	1,367	2,733	(2)	7.98	6/6/2018
						2,550	(1)	6,350
						2,362	(2)	5,881
						12,275	(3)	30,565
Ms. Kolb	10,000			3.15	6/23/2013
	40,000			0.85	6/4/2014
	4,350	2,175	(1)	4.94	6/7/2017
	1367	2,733	(2)	7.98	6/6/2018
						2,550	(1)	6,350
						2,362	(2)	5,881
						12,275	(3)	30,565

(1)	Vests with respect to one-half of such shares on June 8, 2013 and 2014.
(2)	Vests with respect to one-half of such shares on June 7, 2013 and 2014.
(3)	Vests with respect to one-fourth of such shares on June 7, 2013, 2014, 2015 and 2,016.
(4)	Represents unvested shares multiplied by closing market price of $2.49 on March 28, 2013.

Option Exercises and Stock Vested

The following table provides information regarding stock grants and restricted stock that were exercised or that vested during fiscal 2013 by the named executive officers and the value realized by the executive upon exercise or when the restricted stock vested.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise		Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Mr. Kaysen	--	--		8,213	$29,176
Mr. Jiwani	--	--		2,875	10,214
Ms. Holman	--	--		2,063	7,327
Mr. Heinemann	--	--		2,063	7,327
Ms. Kolb	40,000	$14,250	(2)	2,063	7,327

(1) Based on the $3.67 market price on June 7, 2012 and $3.48 on June 8, 2012, the vesting dates of the awards.
(2) Based on the $4.10 market price on the September 20, 2012 exercise date.

Employment Agreements and Payments Upon Termination or Change in Control Provisions Employment Agreements and Other Arrangements.

We have employment agreements with each of Ms. Holman, Mr. Heinemann and Ms. Kolb, had an employment agreement with Mr. Kaysen that was superseded by an Amended and Restated Separation Agreement dated July 22, 2013, and had an employment agreement with Mr. Jiwani that was superseded by a separation agreement on July 19, 2013.

Susan Hartjes Holman, Larry Heinemann and Nancy Kolb. We have an employment agreement with each of Ms. Holman (dated December 7, 1999), Mr. Heinemann (dated December 7, 1999) and Ms. Kolb (dated May 22, 2012). The employment agreements specify a base salary, which is subject to annual adjustment and also entitle each executive to receive an annual cash incentive bonus under our management incentive plan.

Either Uroplasty or the executive may terminate the employment of Ms. Holman, Mr. Heinemann or Ms. Kolb at any time, with or without cause, by providing 30 days’ written notice. In the event we terminate the employment of any of these executives without “cause,” the executive is entitled to a severance payment equal to one month’s salary for each year of service, not to exceed a maximum of twelve months, and in the case of Ms. Kolb, not less than six months. “Cause” means one of the following events: (i) the employee is convicted of a felony; (ii) the employee has committed theft or fraudulent act or has acted dishonestly with respect to any business of our company; (iii) the employee has engaged in substance abuse or (iv) the employee has breached any agreement made between the employee and our company.

Contemporaneously with the execution of the employment agreement, each executive executed an Employee Confidentiality, Inventions, Non-Solicitation and Non-Compete Agreement, under which the executive agreed not to disclose confidential information, to assign to us without charge all intellectual property relating to our business which is created or conceived during the term of employment, to not encourage employees to leave our employment for any reason and to not compete with us during the term of employment and for a period of 18 months thereafter.

Payments Made Upon Termination Due to Death or Disability. Generally, in the event a named executive officer’s employment is terminated due to death or disability, such officer is entitled to (a) salary and any earned, but unpaid, annual cash bonus, through the date of termination, and (b) exercise all vested options as of the termination date for a period of one year after such termination.

Acceleration of Stock Options Upon Change in Control. Under the 2006 Amended Stock and Incentive Plan, in the event of a change in control, whether or not an executive officer’s employment is terminated, 100% of the remaining unvested portion of their restricted stock and stock options will immediately vest and their stock options will be exercisable for the remaining term of the option. We describe the events that constitute a change in control under the 2006 Plan under Proposal 4 below.

Our employment agreements with Ms. Holman, Mr. Heinemann, and Ms. Kolb do not otherwise provide for special compensation upon a change in control. The aggregate value of the accelerated benefits in the event of a change in control, based upon the value of the unvested shares plus the difference, if positive, between the March 28, 2013 market price of $2.49 per share and the exercise price of options, was $214,017 for Ms. Holman, $195,083 for Mr. Heinemann, and $97,541 for Ms. Kolb.

David B. Kaysen. Under an Amended and Restated Separation Agreement dated July 22, 2013, we committed to the terms of severance for David B. Kaysen related to his resignation on April 5, 2013. As restated, the separation agreement obligates us to pay Mr. Kaysen, in addition to salary and benefits through his employment termination date, severance compensation, when combined with severance paid prior to July 22, 2013, aggregating $61,656. The separation agreement contains mutual releases, cooperation and nondisparagement provisions that we believe are typical of such agreements.

Mahedi A. Jiwani. On July 19, 2013 we entered into a separation and release agreement with Mahedi Jiwani detailing the terms of the severance to which he was entitled in connection with his retirement effective as of that date. In addition to salary and benefits (including vacation pay) through that date, we agreed to pay Mr . Jiwani seven months’ salary in connection with his separation at retirement. The separation agreement contains mutual releases, cooperation and nondisparagement provisions that we believe are typical of such agreements.

Director Compensation

The fees for each member of the Board of Directors who is not also an employee, payable quarterly, consist of:

•	an annual $24,000 retainer for each member of the Board;

•	annual fees of $4,000 for each member of the Compensation Committee, $5,000 to each member of the Audit Committee and $2,000 for each member of the Nominating and Corporate Governance Committee; and

•	annual fees (in addition to the Board retainer and committee fees) of $8,000 for the Non-Executive Chairman of the Board, $5,000 to the Audit Committee Chair, $4,000 for the Compensation Committee Chair and $2,000 for the Nominating and Corporate Governance Committee Chair.

Further, at each annual meeting of shareholders, each director also receives (1) a non-qualified stock option to purchase, at an exercise price equal to the closing price on the NASDAQ on such date, a number of shares of the Company’s common stock, rounded up to the nearest 25 shares, such that the option has a grant date value, based upon a Black-Scholes model (or whatever model then used by the Company to compute compensation expense for such equity awards), equal to $20,000, and (2) the number of shares of restricted stock, rounded up to the nearest 25 shares, as are equal to $15,000 divided by such closing price. The options vest with respect to 100% of the shares on the first anniversary of the date of grant and expire seven years from the date of grant and the restricted stock vests six months from the date of grant.

We do not provide any form of incentive compensation or other form of stock-based or cash based compensation to our directors, and do not provide perquisites or other forms of compensation, although we do reimburse directors for out-of-town travel to and from board meetings.

Non-Employee Director Compensation. The following table shows, for each of our non-employee directors, information concerning annual compensation earned for services in all capacities during the fiscal year ended March 31, 2013. Mr. Kaysen, our former President and Chief Executive Officer, did not receive separate compensation for his services as a director and Mr. Kill has not received compensation as a director since his appointment as interim CEO on April 5, 2013.
Name	Fees Earned or Paid in Cash	Stock Awards(1)	Stock Option Awards (2)	Total
Thomas E. Jamison	$30,000	$15,040	$20,018	$65,058
Lee A. Jones	34,000	15,040	20,018	69,058
Robert E. Kill	30,000	15,040	20,018	65,058
R. Patrick Maxwell	28,000	15,040	20,018	63,058
James P. Stauner	37,000	15,040	20,018	72,058
Sven A. Wehrwein	38,000	15,040	20,018	73,058

(1)	Represents the grant date fair value of restricted stock that generates compensation expense of $15,000 (rounded up to the nearest 25 shares).
(2)	Represents the grant date fair value of options to purchase shares of common stock, as computed using the Black-Scholes formula, that generates compensation of approximately $20,000 (rounded up to the nearest 25 shares). For a description of the assumptions in such calculation, see Note 3, Shareholders’ Equity, to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2013. As of March 31, 2013, there were options to purchase our common stock for 33,675 shares held by each of Mr. Jamison, Mr. Maxwell, Mr. Stauner and Mr. Wehrwein, 18,675 shares held by Ms. Jones, and 17,400 shares held by Mr. Kill.

PROPOSAL 2—ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

As described in more detail in the “Executive Compensation” section of this proxy statement, the compensation we pay our executive officers is intended to provide a base level of compensation adequate for retention, and to encourage revenue and operating profit growth. Our Board selects salary levels for executives slightly below the compensation of peers, annually creates an incentive program for all management employees that includes financial milestones tied to revenue and operating profit, and individual management performance milestones, and provides longer-term equity-based incentives in the form of restricted stock and options designed to align executive officer compensation with long-term strategic operating and financial goals. Our Board believes these compensation policies achieve the objective of aligning compensation with performance. Consistent with requirements of the federal securities law, we are asking our shareholders, on an advisory basis, to approve the compensation of our named executive officers by adopting the following resolution:

RESOLVED, that the shareholders approve the compensation of executives as described in the Summary Compensation Table and the other executive compensation tables and related discussion contained in the proxy statement dated August 2, 2013.

Our Board of Directors recommends a vote “FOR” this resolution. Proxies solicited by the Board of Directors will, unless otherwise directed, be voted for approval. Your vote is advisory and will not be binding upon our Compensation Committee. The Compensation Committee will take into account the outcome of the vote when considering future compensation arrangements.

 PROPOSAL 3 - NONBINDING VOTE ON THE FREQUENCY OF EXECUTIVE COMPENSATION VOTES

Federal securities law also requires that, at least once every six years, shareholders be afforded the opportunity to recommend to our Board of Directors whether future advisory votes on executive compensation should occur every one, two or three years. This offers you the opportunity to cast a non-binding advisory vote on how often we should include a “say on pay” proposal in our proxy materials for future annual shareholder meetings (or special shareholder meetings at which executive compensation is considered).

Our Board recommends an annual advisory vote on executive compensation. Annual advisory votes will allow our shareholders to advise us whether they agree with our compensation philosophy, policies and practices as disclosed in our proxy statement each year.

The proxy card provides you with the opportunity to choose among three options for the frequency of the vote on executive compensation: every year, every two years or every three years, and also allows you to abstain from voting. The alternative that receives a majority of votes cast by shareholders will be the alternative we conclude has been selected by shareholders. However, if none of these alternatives receives a majority of the votes cast, we will consider the alternative that receives the most votes as the alternative selected by shareholders.

As an advisory vote, this proposal is not binding. Nevertheless, our Board of Directors and our Compensation Committee will consider the outcome of the vote when making a determination regarding the frequency of future say on pay advisory votes.

Our Board of Directors recommends that a “Say on Pay” vote be considered annually (rather than every two years or every three years). Proxies solicited by the Board of Directors will, unless otherwise directed, be voted for one year.

PROPOSAL 4—APPROVAL OF AMENDMENT TO THE
UROPLASTY 2006 AMENDED STOCK AND INCENTIVE PLAN

On July 3, 2013, our Board of Directors approved, subject to shareholder approval, an amendment to our 2006 Amended Stock and Incentive Plan (the "2006 Plan") that will increase the number of shares reserved for issuance under awards granted under the 2006 Plan by 750,000 shares. We use awards granted under the 2006 Plan to assist in attracting, retaining and providing an incentive to our employees, management personnel and other personnel.

We recently made substantial share and option grants to our new Chief Executive Officer under our 2006 Plan. In part because of those grants, at July 24, 2013, there remained only approximately 295,000 shares available under the 2006 Plan for future grant. We are requesting an increase in this share reservation by 750,000 shares: we are not requesting the increase because of plans to issue awards under the plan to any particular officer, director or employee.

We believe that stock options and restricted stock are an important ingredient in the compensation packages for executive, technical and other personnel. Without the ability to grant additional options, restricted stock and other equity based awards, our Board of Directors does not believe that it would have the appropriate tools to attract, retain and provide appropriate incentives to these personnel. Our Board of Directors is recommending the amendment to the 2006 Plan to provide enough authorization to cover anticipated option and restricted stock unit grants for the next few years, as well as to accommodate any grants that might be required in connection with acquisitions.

Summary of the 2006 Plan

The 2006 Plan is administered by our Compensation Committee. The Compensation Committee has the authority, subject to approval by our Board of Directors, to select the individuals to whom awards are granted, to determine the types of awards that are granted and the number of shares of our common stock covered by the awards, to set the terms and conditions of the awards, to determine whether the payment of any amounts received under any award may be deferred, and to establish rules for the administration of the 2006 Plan.

The 2006 Plan allows our Compensation Committee to grant a variety of different types of awards, including stock options, stock appreciation rights, restricted stock and restricted stock units, performance awards, and phantom shares. Options and awards may be granted for no cash consideration or for such minimal cash consideration as may be required by applicable law. Awards may provide that upon grant or exercise the holder will receive cash, shares of our common stock or other securities, awards or property, or any combination thereof, as the Committee shall determine.

Any employee, officer, director, consultant, advisor or person providing services to us who is designated by the Compensation Committee is eligible to receive an award under the 2006 Plan.

No award granted under the 2006 Plan may be assigned, transferred, pledged or otherwise encumbered by the individual to whom it is granted, otherwise than by will or the laws of descent and distribution, or pursuant to a court order that the Compensation Committee determines is a qualified domestic relations order under applicable federal regulations. The Committee may also permit the designation of a beneficiary. Each award is exercisable, during such individual's lifetime, only by such individual or, if permissible under applicable law, by such individual's guardian or legal representative.

Under the 2006 Plan, we have generally permitted participants receiving or exercising awards to surrender shares of our common stock (either shares received upon the receipt or exercise of the award or shares previously owned by the optionee), or other property, to satisfy federal and state tax obligations.

Our Board of Directors may amend, alter or discontinue the 2006 Plan at any time, provided that shareholder approval must be obtained for any action that would (i) increase the number of shares of our common stock reserved for issuance, (ii) be required to satisfy the requirements of Section 422 of the Internal Revenue Code, as amended, for incentive options, or any other tax or regulatory law or requirement, or (iii) absent such approval, violate the rules and regulations of any securities exchange applicable to us.

Unless further amended, the 2006 Plan expires on February 2, 2016. Awards granted before that date will remain outstanding for their term regardless of expiration of the 2006 Plan.

Form of Awards Granted

Although the 2006 Plan allows us to grant a variety of equity based awards, all of the awards historically granted under the 2006 Plan have been stock options or restricted stock.

The 2006 Plan allows us to grant both incentive stock options meeting the requirements of Section 422 of the Internal Revenue Code, and “non-qualified” stock options that do not meet those requirements. Nevertheless, because of the tax and accounting consequences of incentive stock options, all of the options we have granted during the past three years have been nonqualified options. During the past three years, options have generally been for a term of seven years and either vest with respect to one-quarter or one-third of the shares annually.

Restricted stock we have granted under the 2006 Plan represents shares of our common stock that are issued to the recipient, and entitle the recipient to vote and receive dividends with respect to the shares, but that are subject to a risk of forfeiture back to the Company if the employment or service of the recipient terminates. In general this risk of forfeiture lapses and the restricted stock vests in annual installments of one-quarter of the shares subject to the award on the first, second, third and fourth anniversaries of the grant date.

If a change in control of occurs, all outstanding awards, including those subject to vesting or other performance targets, will automatically fully vest immediately before the effective date of the change in control. A change of control generally occurs if:

•	a third party or group becomes the beneficial owner of a majority of our voting securities;

•	we sell all or substantially of our assets or liquidate;

•	we merge, consolidate, reorganize or recapitalize and a majority of the holders of our voting securities do not own a majority of the voting securities of the surviving entity; or

•	as a result of a tender or exchange offer, merger or other business combination, sale of assets or contested board election, our directors prior to the event do not constitute a majority of our board after the event.

Our Compensation Committee has granted and may determine to grant in the future options, restricted stock or other equity based benefits with different terms, including performance vesting or other vesting terms, and may determine to grant other forms of equity based awards under the 2006 Plan.

Federal Income Tax Consequences

The grant of an option with an exercise price at least equal to fair market value generally will not result in any taxable income to the recipient on the date of grant. The holder of an incentive stock option generally will have no taxable income upon exercising the incentive stock option (except that a liability may arise under the alternative minimum tax), and we will not be entitled to a tax deduction when an incentive stock option is exercised. Upon exercising a non-qualified stock option, the option holder is required to recognize ordinary income for federal income tax purposes equal to the excess of the fair market value of the shares of common stock acquired on the date of exercise over the exercise price, and we will be entitled at that time to a tax deduction in the same amount.

The tax consequence to an optionee upon a disposition of shares acquired through the exercise of an option will depend upon how long the shares have been held and upon whether the shares were acquired by exercising an incentive stock option or by exercising a non-qualified stock option. Generally, there will be no tax consequence to us in connection with disposition of shares acquired under an option, except that we may be entitled to a tax deduction in the case of a disposition of shares acquired under an incentive stock option before the applicable incentive stock option holding periods set forth in the Internal Revenue Code have been satisfied.

The grant of restricted stock also is not expected to result in taxable income to the recipient on the date of grant, unless the recipient makes an election under Section 83(b) to have the value of the shares included in taxable income as of such date. When restricted stock for which such an election has not been made vests and shares of our common stock are delivered to the holder, the holder is required to recognize ordinary income in an amount equal to the fair market value on the vesting date of any shares of common stock received and we will be entitled to a tax deduction in a corresponding amount.

The preceding discussion is based on U.S. federal tax laws and regulations presently in effect, which are subject to change, and the discussion does not purport to be a complete description of the U.S. federal income tax aspects of the 2006 Plan or the various forms of award that may be granted under the 2006 Plan. A participant may also be subject to state and local taxes in connection with the grant of awards under the 2006 Plan. We strongly encourage participants to consult with their individual tax advisors to determine the applicability of the tax rules to the awards granted to them.

The affirmative vote of the holders of a majority of the Common Stock represented at the meeting is required to approve the amendment to the 2006 Plan. Our Board recommends a vote FOR the amendment to the 2006 Plan as described above. Proxies solicited by the Board of Directors will, unless otherwise directed, be voted for the amendment.

Securities Authorized for Issuance Under Equity Compensation Plans.

The following table provides particular information regarding our equity compensation plans as of March 31, 2013.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of shares remaining available for future Issuance under equity compensation plans (excluding securities reflected in the first column)
Equity Compensation Plans Approved by Security Holders (1)	1,116,000	$3.07	1,011,000
Equity Compensation Plans Not Approved by Security Holders (2)	900,000	$4.05	-
Total	2,016,000	$3.51	1,011,000

(1)	Consists of options outstanding under our 2006 Amended Stock and Incentive Plan.
(2)	Represents non-qualified options to purchase shares of our common stock (all of which are vested), granted outside of any plan.

Since March 31, 2013, and in part as a result of resignation of our two former principal executive officers, a number of equity based awards have been forfeited and become available for future grant, and we granted 1,000,000 shares and options under our 2006 Plan to our new Chief Executive Officer. Accordingly, at July 24, 2013, there remained approximately 295,000 shares available under the 2006 Plan for the grant of future awards.

PRINCIPAL SHAREHOLDERS

The following table presents the beneficial ownership of our common stock on June 30, 2013, by each person we know to own more than five percent of our common stock, by each director and executive officer named in the summary compensation table, and by all directors and executive officers as a group. Unless indicated by footnotes, each shareholder has sole voting and investment power over its shares.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Common Stock
Beneficial Owners of More Than 5%
Massachusetts Financial Services Company(1) 500 Boylston Street Boston, MA 02116	2,454,108	11.7%
Manatuck Hill Partners LLC(2) 1465 Post Road Westport, CT 06880	1,504,878	7.2%
Orbimed Advisors LLC(3) 601 Lexington Avenue, 54th floor New York NY 10022	1,750,500	8.3%
Visium Asset Management, LP(4) 888 Seventh Avenue, 22nd Floor New York, NY 10019	1,079,400	5.1%
Cortina Asset Management LLC (5) 825 W. Jefferson St., Suite 400 Milwaukee, WI 53202	1,305,815	6.2%
Named Executive Officers and Directors (7)
Thomas E. Jamison	80,500	*
Lee A. Jones	57,235	*
Robert C. Kill	20,375	*
R. Patrick Maxwell	158,884	*
James P. Stauner	53,800	*
Sven A. Wehrwein	38,800	*
Larry Heinemann	117,384	*
Susan Hartjes Holman	474,439	2.2%
Nancy A. Kolb	74,184	*
David B. Kaysen	460,872	2.2%
Mahedi A. Jiwani	202,542	*
All directors and executive officers as a group (7) (12 persons)	1,419,719	6.6%

*  Less than 1%.
(1)	Based on an amendment to Schedule 13G filed February 13, 2013 and on Form 13F filed May 15, 2013. Includes 2,454,108 shares over which the shareholder has sole voting power and power of disposition and 134,000 shares over which it has shared power of disposition but not voting.
(2)	Based on an amendment to Schedule 13G filed February 14, 2013 and on Form 13F filed May 15, 2013.
(3)	Based on Schedule 13G filed on February 14, 2013 and a Form 13F filed May 15, 2013. Includes 1,750,000 over which the shareholder has shared power of disposition, 867,600 shares over which the shareholder has sole voting power and 882,900 shares over which the shareholder has no voting power.
(4)	Based on an amendment to Schedule 13G filed February 14, 2013 and a Form 13F filed May 15, 2013.

(5)	Based on a Schedule 13G filed January 17, 2013 and a Form 13F filed May 13, 2013. Includes 658,598 shares over which the shareholder has sole voting power, and 647,217 shares over which the shareholder has no voting power.
(7)	Includes for Mr. Jamison 26,650 shares, for Mr. Kill 10,375 shares, for Ms. Jones 11,650 shares, for Mr. Maxwell 26,650 shares, for Mr. Stauner 26,650 shares, for Mr. Wehrwein 26,650 shares, for Mr. Heinemann 49,259 shares, for Ms. Holman 161,759 shares, for Ms. Kolb 49,259 shares, for Mr. Kaysen 422,834 shares, for Mr. Jiwani 160,442 shares, and for all officers and directors (excluding Mr. Kaysen who had resigned prior to such date) as a group 637,129 shares that may be acquired upon exercise of options that were exercisable on, or became exercisable within 60 days of, June 30, 2013. Also includes for Mr. Heinemann 12,055 shares, for Ms. Holman 12,674 shares, for Ms. Kolb 12,055 shares, for Mr. Jiwani 16,237 shares, and for all officers and directors as a group 67,051 shares of restricted stock subject to risk of forfeiture upon termination of employment.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10% of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Executive officers, directors and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. To our knowledge, and based solely on a review of the copies of such reports furnished to us during the fiscal year ended March 31, 2013 and on written representation by each of our officers and directors, we believe all Section 16(a) filing requirements applicable to our executive officers, directors and greater than 10% shareholders were complied with for such fiscal year.

AUDITING MATTERS

Audit Committee Report

The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities relating to our accounting, reporting practices and the quality and integrity of our financial reports and our other publicly disseminated financial information. Management is responsible for internal controls and our financial reporting process. Our independent accountants are responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and to issue a report on those financial statements. In this context, the Audit Committee has met with management (including the Chief Executive Officer and Chief Financial Officer) and Grant Thornton, LLP, our independent registered public accounting firm (“Independent Auditors”), both independently and in concert.

In connection with our consolidated financial statements for the fiscal year ended March 31, 2013, the Audit Committee has:

•	Reviewed and discussed the audited financial statements with management and with representatives of Grant Thornton LLP, our Independent Registered Public Accounting Firm;

•	Discussed with our Independent Registered Public Accounting Firm the matters required to be discussed by PCAOB AU sec. 380, Communications with Audit Committees and SEC Rule 2-07, Communications with Audit Committees; and

•	Received the written disclosures and letter from Grant Thornton LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Grant Thornton LLP’s communication with the audit committee concerning independence, and has discussed with Grant Thornton LLP its independence.

Based upon the Audit Committee’s discussion with management and the independent accountants and the Audit Committee’s review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2013 filed with the Securities and Exchange Commission.

AUDIT COMMITTEE
R. Patrick Maxwell
James P. Stauner
Sven A. Wehrwein, Chair

Fees

The following table presents the aggregate fees we paid for professional services provided by Grant Thornton, LLP, in the fiscal years ended March 31, 2012 and 2013.

	Fiscal Year 2012	Fiscal Year 2013
Audit Fees (1)	$152,171	$447,372
Audit-Related Fees (2)	--	--
Tax Fees (3)	10,159	7,415
Total	$162,319	$454,787

(1)
Audit fees consist of fees for the audit of our annual consolidated financial statements, review of our interim consolidated financial statements, services rendered relative to regulatory filings and attendance at Audit Committee meetings.

(2)	Audit-related fees are principally for technical accounting research.
(3)	Tax fees principally consist of fees for the preparation of tax returns and advice on tax audit.

There were no other services provided by Grant Thornton, LLP not included in the captions above during fiscal 2012 or fiscal 2013.

Pre-Approval Process

The Audit Committee pre-approves all audit and permitted non-audit services to be performed for us by our Independent Auditors.

PROPOSAL 5 — RATIFY THE APPOINTMENT OF OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee is asking shareholders to ratify its appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2014, in order to ascertain the views of our shareholders on this appointment. In the event the shareholders fail to ratify the appointment, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of Uroplasty and its shareholders.

Representatives of Grant Thornton LLP will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. These representatives will also be available to respond to appropriate questions after the meeting.

The Audit Committee of the Board of Directors recommends that the shareholders vote FOR the ratification of the appointment of Grant Thornton LLP to serve as our independent registered public accounting firm for our fiscal year ending March 31, 2014. Proxies solicited by the Board of Directors will, unless otherwise directed, be voted for the ratification of the appointment.

SHAREHOLDER PROPOSALS FOR 2014 ANNUAL MEETING

If you want to submit a proposal for our 2014 annual meeting and wish to have your proposal included in our proxy statement for the 2014 meeting, you must submit your proposal to us before April 5, 2014. If you wish to nominate an individual for election as a director, or have any other proposal considered at the annual meeting that is not included in our proxy statement, our bylaws require that you submit your proposal to us no earlier than May 15, 2014 and no later than June 14, 2014. In either case, your proposal must be in writing, must include your name and record address and the name and record address of any other person for whom you are submitting the proposal, the number of shares you own, beneficially or of record, and the number of shares owned by any person for whom you are submitting the proposal.

If you wish to nominate an individual to serve as a director, you must also include in the written notification (i) the name, age, principal occupation and employment of the nominee, (ii) the number of shares of the company owned by the nominee, (iii) both the business and residence address of the nominee, (iv) any relationship with any person that would provide the nominee or any associate of the nominee the opportunity to profit from an increase in the value of our common stock, and (v) information regarding your relationship with the nominee. If you wish to have another proposal considered at the 2014 meeting, you must also include in your written notification (i) a complete description of the business desired to be brought before the annual meeting and the reasons you believe this business should be conducted at the annual meeting, and (ii) any material interest in that business that you have and or that the person on whose behalf you are making the proposal might have.

In addition to the requirements described above, in order for your proposal, including any director nomination, to be considered at the 2014 Annual Meeting, you must be a shareholder of record of our common stock as of the date you provide us written notice of your proposal, and must remain a shareholder of record on the record date for our 2014 Annual Meeting. If you do not comply with these requirements, we may refuse to consider your proposal at the 2014 Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS:

Robert C. Kill
President and Chief Executive Officer
Minneapolis, Minnesota
August 2, 2013

Front of Proxy Card

ANNUAL MEETING OF SHAREHOLDERS — THURSDAY, SEPTEMBER 12, 2013, 1:30 P.M.
(CENTRAL TIME) THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Robert C. Kill and James P. Stauner, and each of them, with power to appoint a substitute, to vote all shares the undersigned is entitled to vote at the Annual Meeting of Shareholders of Uroplasty, Inc. to be held on September 12, 2013, and any adjournments thereof, as specified below on the matters referred to, and, in their discretion, upon any other matters which may be brought before the meeting.

The Board of Directors Recommends:
A Vote FOR Proposal 1, Proposal 2, Proposal 4 and Proposal 5, and 1Year on Proposal 3.

(1) Election of Directors: To elect two directors:	Thomas E. Jamison and James P. Stauner

☐ FOR all nominees listed	☐ WITHHOLD authority (Instructions: To withhold
(except as marked to the contrary)	authority to vote for a nominee, write the name(s) of the nominee(s) in the space provided below.)

(2)  To approve compensation to our executive officers (nonbinding).

☐  FOR        ☐   Against      ☐   Abstain

(3)  Vote on frequency of future executive compensation votes (nonbinding)

☐  1 Year       ☐   2 Years      ☐   3 Years     ☐ Abstain

(4)  To approve amendment increasing by 750,000 shares reservation under 2006 Amended Stock and Incentive Plan

☐   FOR        ☐   Against      ☐   Abstain

(5)  Ratification of Grant Thornton LLP as independent registered public auditors

☐  FOR        ☐   Against      ☐   Abstain

(6)  The undersigned authorizes the proxies in their discretion to vote upon such other business as may properly come before the meeting.

PLEASE TURN OVER TO SIGN THIS PROXY ON THE REVERSE SIDE HEREOF

Back of Proxy Card

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER.  IF PROPERLY EXECUTED BUT NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” EACH DIRECTOR IN PROPOSAL 1, “FOR” PROPOSAL 2, PROPOSAL 4 AND PROPOSAL 5, AND FOR “1 YEAR” WITH RESPECT TO PROPOSAL 3.

Please sign exactly as your name appears below.  When shares are held by joint tenants, both should sign.  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.  If a corporation, please sign in full corporate name by President or other authorized officer.  If a partnership, please sign in partnership name by authorized person.

Dated: ___________________________________, 2013

Signature

NOTE: The number shown to the right of your name on this label signifies how many shares you have on record according to Broadridge Corporate Issuer Service.

Signature (if held jointly)

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD
PROMPTLY USING THE ENCLOSED ENVELOPE.